Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Form S-3 registration statements (File Nos. 333-188381, 333-208784, 333-227169 and 333-232402) and Form S-8 registration statements (File Nos. 333-184884, 333-204129, 333-228267 and 333-238613) of ClearSign Technologies Corporation of our report dated March 31, 2021 with respect to the audited consolidated financial statements of ClearSign Technologies Corporation and subsidiary for the years ended December 31, 2020 and 2019. Our report contains an emphasis of matter paragraph regarding the Company’s liquidity.

/s/ Gumbiner Savett Inc.

March 31, 2021

Santa Monica, California